Exhibit 10.1

AMENDMENT TO THE

azurrx biopharma, inc.

2020 OMNIBUS EQUITY INCENTIVE PLAN

Dated: April 20 , 2023

WHEREAS, the Board of Directors (the “Board”) of First Wave BioPharma, Inc. (formerly, AzurRx BioPharma, Inc.), a Delaware corporation (the “Company”) heretofore established the AzurRx BioPharma, Inc. 2020 Omnibus Equity Incentive Plan, as amended and restated as of August 11, 2020 (the “Plan”); and

WHEREAS, after giving effect to three reverse stock splits and increases in accordance with the “evergreen” provisions of the Plan, the maximum number of shares of common stock of the Company (“Common Stock”) currently available for grants of “Awards” (as defined under the Plan) is 317,480 (not counting shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan), all of which are available as grants as Incentive Stock Options; and

WHEREAS, in order to ensure that a sufficient number of shares of Common Stock are available under the Plan in order to properly incentivize those eligible to participate in the Plan, including future eligible participants, the Board believes it to be in the best interests of the Company and its shareholders to increase the maximum number of shares of Common Stock available for grants of Awards thereunder by 850,000 additional shares of Common Stock (the “Additional Reserved Shares”) (from 317,480 to 1,167,480 shares), not counting shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan; and

WHEREAS, the Board further believes it to be in the best interests of the Company and its shareholders to increase the number of shares of Common Stock that may be granted under the Plan as “incentive stock options” (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to 5,000,000 shares in order to allow the Additional Reserved Shares and such other additional shares of Common Stock that may become available under the Plan in accordance with the Plan’s evergreen provisions to be granted as ISOs; and

WHEREAS, Article XIX of the Plan authorizes the Board to amend the Plan, subject to stockholder approval to the extent that such approval is required by applicable law;

NOW, THEREFORE, subject to approval of the Company’s stockholders, effective the date hereof, the Plan is hereby amended as follows:

Section 5.1 of the Plan is hereby amended in its entirety, to read as follows:

“Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XVIII, the number of Shares that may be issued under all Awards granted under the Plan shall be 1,167,480 (the “Share Reserve”); provided that, subject to Article XVIII, the Share Reserve (as adjusted as set forth herein) shall automatically be increased, but not decreased, on January 1 of each calendar year (beginning January 1, 2021) so as to be equal to ten percent (10%) of the issued and outstanding shares of the Company’s common stock on December 31 of the preceding calendar year on an as converted basis (the “As Converted Shares”). Notwithstanding the foregoing, the Board may in its discretion, determine that no increase in the Share Reserve shall be made for any year or determine that a lesser number of Shares shall be added to the Share Reserve than would otherwise have been added pursuant to the preceding sentence. For calculation purposes, the As Converted Shares shall include all shares of the Company’s outstanding common stock and all shares of the Company’s common stock issuable upon the conversion of outstanding preferred stock, warrants and other convertible securities, but shall not include any shares of common stock issuable upon the exercise of options and other convertible securities issued pursuant to the Plan or the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan. Subject to Article XVIII, the maximum number of Shares available for issuance in respect of Incentive Stock Options is 5,000,000, but in no event may Incentive Stock Options be granted in excess of the Share Reserve as the same may be increased in accordance with the foregoing provisions of this Section. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Shares that otherwise would have been issued upon the exercise of an Option or Stock Appreciation Right or in payment with respect to any other form of Award, that are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.”

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board of Directors of the Company on the date set forth above.

FIRST WAVE BioPharma, Inc.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President, Chief Executive Officer and Chairman of the Board
Date:	April 20, 2023